Exhibit 99.1

CAMAC Energy Announces Appointment of Nicolas J. Evanoff and Babatunde Omidele to Senior Management Positions

HOUSTON, TEXAS – September 7, 2011 – CAMAC Energy Inc. (NYSE Amex: CAK), a U.S.-based energy company engaged in the exploration, development and production of oil and gas, today announced the appointments of Nicolas J. Evanoff as Senior Vice President, General Counsel and Secretary, and Babatunde (“Segun”) Omidele as Senior Vice President, Business Development and New Ventures.

Mr. Evanoff served as Senior Vice President, General Counsel and Secretary of Frontera Resources Corporation (“Frontera”), an independent oil and gas exploration and production company, from September 2007 until joining CAMAC Energy. Prior to joining Frontera, he served as Vice President, General Counsel and Secretary of Transmeridian Exploration Incorporated, an independent oil and gas exploration and production company, from 2005 to September 2007. From 1997 to 2004, he held senior legal and executive positions with two international drilling contractors, Pride International Inc., where he was Vice President-Corporate & Governmental Affairs, and Transocean Ltd., where he was Associate General Counsel and General Counsel, Asia & Middle East. Mr. Evanoff holds a B.S. in Chemical Engineering from Texas A&M University, a J.D. from the University of Houston Law Center, and studied law at the University of Kiel in Germany under a Fulbright Grant. He is a past member of the board of directors of the Houston World Affairs Council. Mr. Evanoff joined CAMAC Energy effective September 7, 2011.

Mr. Omidele joins CAMAC Energy having previously served as Senior Vice President, Exploration and Production, for CAMAC International Corporation (“CIC”) since October 2008, and Managing Director of its affiliate, Allied Energy Plc (Nigeria) (“Allied”) since February 2009. Mr. Omidele continues to serve on the Board of Directors of Allied (since February 2009), and on the Board of Directors of Brass Exploration Unlimited, an affiliate of CIC (since February 2011). Prior to joining CIC and Allied, Mr. Omidele worked for 28 years with Shell companies in Nigeria, the United Kingdom, and the United States, serving in various positions, including as Regional Resource Volume Manager (Africa), Team Lead- Deepwater Integrated Projects, Subsurface Coordinator – Deepwater Integrated Projects, Senior Staff Reservoir & Production Engineer, and Senior Petroleum Engineer. Mr. Omidele holds a bachelor’s degree in Petroleum Engineering from the University of Ibadan, Nigeria, and a master’s degree in Petroleum Engineering from the University of Houston. Mr. Omidele joined CAMAC Energy effective September 1, 2011.

Dr. Kase Lukman Lawal, Chief Executive Officer, Chairman and Director of CAMAC, commented, “We are very pleased to broaden CAMAC Energy’s management team with the additions of Mr. Evanoff and Mr. Omidele. Both of these individuals bring relevant industry experience and specific skills sets that will strengthen the Company’s ability to execute on its significant growth opportunities.”

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China. The Company’s principal assets include interests in OML 120 and OML 121, offshore oil leases in deepwater Nigeria that started production from the Oyo Oilfield in December 2009, and a 100% interest in the Zijinshan Block gas asset located in the Shanxi Province, China. The Company was founded in 2005 and has offices in Houston, Texas, Beijing, China, and Lagos, Nigeria.

Investor Relations Contact:

ICR

(832) 209-1419

IR@camacenergy.com